UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 13, 2007
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

5725 Delphi Drive, Troy, MI		48098

(Address of Principal Executive Offices)		(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT AND DISPOSAL ACTIVITIES
Delphi Corporation (“Delphi” or the “Company”) disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 the planned closure of a chassis and steering products manufacturing facility in Cadiz, Spain. The closure is consistent with Delphi’s overall transformation plan and decisions to close or sell facilities manufacturing non-core products as well as its efforts to optimize its manufacturing footprint in order to lower its overall cost structure. Delphi also disclosed that it could incur costs for the closure based upon the outcome of negotiations with the unions representing the affected employees. The facility, which has approximately 1,600 employees, is the primary holding of Delphi’s indirect wholly owned Spanish Subsidiary, Delphi Automotive Systems España, S.L. (“DASE”).
As previously disclosed on March 20, 2007 in the Company’s Current Report on Form 8-K filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”), (i) on March 12, 2007, Delphi’s Board of Directors authorized DASE to file a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity and (ii) on March 20, 2007, DASE filed for Concurso and informed the Spanish court and the affected employees that Delphi would voluntarily provide funds sufficient to satisfy the minimum separation allowance to which the affected employees are entitled under applicable Spanish law. Delphi disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 that in an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso and appointed Adalberto Canadas Castillo and Enrique Bujidos (of PricewatershouseCoopers Spain), and, thereafter, Fernando Gómez Martín as receivers of DASE (the “DASE Receivers”). The Concurso provides DASE support by managing the overall process of resolving the Puerto Real site in Cadiz, Spain in accordance with the applicable Spanish law, with the oversight of a judge and the DASE Receivers, who will address the legal interests of employees, suppliers and any other parties affected by the closure. Delphi recorded $61 million in the first quarter of 2007 as a component of cost of sales related to Delphi’s committed voluntary contribution of funds sufficient to satisfy the minimum separation allowance to which affected employees are entitled under applicable Spanish law (20 days of salary per year of service).
In the course of the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). The Separation Plan is subject to the approval of the Spanish court presiding over the Concurso, and a hearing on this matter is scheduled to occur on or prior to July 31, 2007. To fund the Separation Plan, DASE requires funds in an amount of €120 million from Delphi. In addition to the labor-related claims against DASE, suppliers and other non-labor creditors have asserted claims against DASE. Delphi has concluded that it is in its best interest to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (approximately $14 million) for the purpose of funding payment of the claims of DASE’s suppliers and other non-labor creditors. The source of Delphi’s funding will be from overseas non-debtor entities. Additionally, subject to certain conditions, DASE will transfer to a person or entity designated by the Andalucía Autonomous Community Government the land, installations, machinery and tangible fixed assets owned by DASE and located at the Puerto Real plant that are necessary for the future pursuit of any industrial activities. In consideration for providing such funds and transferring certain fixed assets, upon satisfaction of certain requirements under Spanish law, Delphi, all of the Delphi affiliates, and each of their directors and officers will be released by operation of Spanish law from any liability related to DASE or arising out of its Concurso application. Additionally, each employee who accepts payment under the Separation Plan is required to confirm that such payment is in full satisfaction of any claims the worker may have against DASE, Delphi, or any Delphi affiliate. Notwithstanding the foregoing, Delphi and its affiliates deny any liability and reserve the right to challenge any and all such claims should this matter not be resolved consensually as anticipated. The foregoing summary of the Separation Plan is qualified in its entirety by reference to the English translation of the full text of such plan, a copy of which is attached as Exhibit 99(a) hereto and incorporated by reference herein.
On July 16, 2007, Delphi’s Board of Directors authorized the aggregate funding to DASE of up to €130 million (approximately $175 million), which is comprised of €120 million for the separation allowance and €10 million for claims of DASE suppliers and other non-labor creditors. On July 19, 2007, the U.S. Bankruptcy Court for the Southern District of New York (the “Court”) granted Delphi’s motion authorizing, but not directing, Delphi to provide funds to its indirect wholly owned subsidiary, DASE, for the purposes described above. Since the incremental expense of $114 million associated with the funding (in addition to the $61 million previously committed) was probable and estimable as of June 30, 2007, Delphi recorded the amount in the quarter ended June 30, 2007. As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. Delphi recorded an additional expense of approximately $93 million in the quarter ended June 30, 2007 associated with the exit of the Cadiz manufacturing facility and the liquidation of Delphi’s investment of DASE, including the recognition of accumulated loss on foreign currency translation of approximately $41 million. The total year-to-date expense through June 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded in the first quarter of 2007 and approximately $207 million will be recorded in the second quarter of 2007 as a component of cost of sales.
ITEM 8.01 OTHER EVENTS
On July 13, 2007, the Internal Revenue Service (“IRS”) modified the conditional funding waivers granted to Delphi related to the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan” and together with the Hourly Plan, the “Plans”), extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 bankruptcy to December 31, 2007 and February 28, 2008, respectively. Previously, these deadlines were July 31, 2007 and November 15, 2007, respectively.
As previously reported in Delphi’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, on May 1, 2007 Delphi received conditional funding waivers from the IRS related to the funding of the Plans, which would allow Delphi to defer funding contributions due on June 15, 2007 under the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act (“ERISA”) until the date on which Delphi emerges from chapter 11 of the United States Bankruptcy Code, provided such date occurred no later than November 15, 2007. As disclosed on June 4, 2007 in the Company’s Current Report on Form 8-K filed with the SEC, on May 31, 2007 (the “Form 8-K”), the Court granted Delphi’s motion seeking authority to secure the conditional funding waivers from the IRS. For more details on the terms and conditions of the waivers, refer to a copy of the waivers previously filed as an exhibit to the Form 8-K. Pursuant to the conditions of the waivers, effective June 16, 2007 Delphi provided to the Pension Benefit Guaranty Corporation letters of credit in favor of the plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit expire once Delphi satisfies its contribution requirements upon emergence from chapter 11.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K, including the exhibits being filed as part of this report, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of a revised Equity Purchase and Commitment Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits. The following exhibit is being filed as part of this report.

Exhibit
Number	Description
99(a)	DASE Separation Plan dated July 4, 2007
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)

Date: July 19, 2007

	By:	/s/ THOMAS S. TIMKO Thomas S. Timko, Chief Accounting Officer and Controller